UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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HARMONIC INC.

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HARMONIC INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2011

TO THE STOCKHOLDERS OF HARMONIC INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 22, 2011, at 2:00 P.M., Pacific Time, at the Company’s principal offices, 4300 North First Street, San Jose, California 95134, for the following purposes:

1. To elect eight directors to serve until the earlier of the 2012 Annual Meeting of Stockholders or until their successors are elected and duly qualified.

2. To hold an advisory vote on executive compensation.

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation.

4. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,000,000 shares.

5. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Only stockholders of record at the close of business on April 25, 2011 are entitled to Notice of Internet Availability of Proxy Materials and to vote at the annual meeting and any adjournment or postponement thereof. We expect to mail the Notice of Internet Availability of Proxy Materials on or about May 9, 2011.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone, as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder of record attending the meeting may vote in person even if such stockholder has previously voted by another method.

By Order of the Board of Directors,

Carolyn V. Aver,
Secretary

San Jose, California
May 2, 2011

YOUR VOTE IS IMPORTANT

In order to assure your representation at the annual meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU (A) VOTE BY TELEPHONE, VOTE BY INTERNET, OR REQUEST A PAPER PROXY CARD AND COMPLETE, SIGN, DATE AND RETURN SUCH PAPER PROXY CARD BY MAIL, OR (B) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

PROXY STATEMENT TABLE OF CONTENTS

HARMONIC INC.

PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS

4300 NORTH FIRST STREET
SAN JOSE, CALIFORNIA 95134

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Harmonic Inc., a Delaware corporation (“Harmonic” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, June 22, 2011, at 2:00 P.M., Pacific Time, or at any adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal offices, 4300 North First Street, San Jose, California 95134. The telephone number of the Company’s principal offices is 1-408-542-2500.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT FOR STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 22, 2011.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing to our stockholders proxy materials, including our Annual Report to Stockholders (collectively, the “Proxy Materials”), on the Internet. This process is designed to expedite stockholders’ receipt of materials, lower the cost of the Annual Meeting, and conserve natural resources. On or about May 9, 2011, we will send a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by email to those stockholders who previously requested to receive the Proxy Materials electronically and by mail to all other stockholders entitled to vote at the Annual Meeting. If you receive the E-Proxy Notice by mail, you will not automatically receive a printed copy of the Proxy Materials, unless you have previously requested to receive printed copies of all Proxy Materials. Instead, the E-Proxy Notice will instruct you as to how you may access and review all of the important information contained in the Proxy Materials on the Internet. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Registered stockholders may also sign up to receive future proxy materials and other stockholder communications electronically instead of by mail. Your election to receive proxy materials and other stockholder communications by email will remain in effect until you terminate it. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit www.bnymellon.com/shareowner/isd for additional information regarding electronic delivery enrollment. Stockholders with shares registered in their names with BNY Mellon Shareowner Services LLC may authorize a proxy by the Internet at the following Internet address http://bnymellon.mobular.net/bnymellon/hlit, or telephonically by calling BNY Mellon Shareowner Services LLC at 1-888-313-0164. Proxies submitted through BNY Mellon Shareowner Services LLC by the Internet or telephone must be received by 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on June 21, 2011. The giving of a proxy will not affect your right to vote in person if you decide to attend the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on April 25, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 114,791,066 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), were issued and outstanding.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of the Company, at the Company’s principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or by voting on a later date by telephone or via the Internet (only your latest-dated proxy is counted), or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any other Proxy Materials furnished to stockholders by the Company in connection with the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the Proxy Materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, email, over the Internet or personal solicitation by directors, officers, employees or independent contractors of the Company. Other than for any such independent contractors, no additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares eligible to vote at the Annual Meeting will be counted as present at the Annual Meeting if the holder of such shares is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted by telephone or via the Internet. Shares that are voted “FOR,” “AGAINST, “ABSTAIN”, “WITHHOLD FOR ALL”, “EXCEPTIONS” or “ONE YEAR”, “TWO YEARS” or “THREE YEARS” with respect to any proposal, as applicable, are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote in person or by proxy at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (a) the presence or absence of a quorum for the transaction of business, and (b) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions on a given proposal will have the same effect as a vote against the proposal, but will not have any effect in the election of directors or the advisory vote on Proposal Three with respect to the frequency of the advisory vote on executive compensation.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has no authority to vote. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

If a stockholder holds shares in street name, it is critical for that holder to cast a vote if that holder wants it to count in non-routine matters, such as the election of directors (Proposal 1 of this Proxy Statement), the amendment to the Employee Stock Purchase Plan (Proposal 2 of this Proxy Statement), the advisory vote on executive compensation (Proposal 3 of this Proxy Statement), and the advisory note on the frequency of the advisory vote on executive compensation (Proposal 4 of this Proxy Statement). Thus, if a stockholder holds shares in street name and does not instruct the bank or broker how to vote with respect to any of Proposals 1, 2, 3 and 4, no votes will be cast on that stockholder’s behalf for the respective Proposal. The stockholder’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine matters such as the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 5 of this Proxy Statement). If a stockholder of record does not cast a vote, no votes will be cast on that stockholder’s behalf on any of the items of business at the Annual Meeting.

STOCKHOLDER PROPOSAL PROCEDURES AND DEADLINES

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2012 Annual Meeting of Stockholders and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal offices at 4300 North First Street, San Jose, California 95134, Attention: Secretary, no later than January 2, 2012, which is 120 calendar days prior to the first anniversary of the date on which this Proxy Statement first became available to stockholders. Any such proposals of stockholders must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for that meeting.

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2012 Annual Meeting of Stockholders and that such stockholders do not desire to have included in the Company’s proxy materials for that meeting must be received by Harmonic at its principal offices at 4300 North First Street, San Jose, California 95134, Attention: Secretary, no earlier than March 24, 2012 and no later than April 23, 2012.

However, if the date of the Company’s 2012 Annual Meeting has been changed by more than 30 days from June 22, the date of this year’s Annual Meeting, then, for any proposal notice by a stockholder with respect to next year’s Annual Meeting to be timely, it must be received by the Company not later than the close of business on the later of (i) 90 calendar days prior to the date of next year’s Annual Meeting, or (ii) ten calendar days following the day on which the Company first publicly announces the date of next year’s Annual Meeting.

If a stockholder gives notice of such a proposal after the deadlines described above, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2012 Annual meeting of Stockholders. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting.

Furthermore, under the Company’s bylaws, a stockholder’s notice of business to be brought before an annual meeting must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any associated person of such stockholder; (c) the class and number of shares of the Company owned by the stockholder proposing such business and any associated person of such stockholder; (d) whether, and the extent to which, any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any associated person of such stockholder with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect of which is to mitigate loss to, or manage the risk or benefit from share price changes for, or increase or decrease the voting power of, such stockholder or any associated person of such stockholder with respect to the securities of the Company; (e) any material interest of the stockholder or any associated person of such stockholder in such business; and (f) a statement whether either of such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than ten calendar days following the record date to disclose the information contained in clauses (c) and (d) above as of the record date.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of the E-Proxy Notice. If requested orally or in writing, we will promptly provide a separate copy of the E-Proxy Notice to a stockholder sharing an address with another stockholder. Requests should be directed to the Company’s Secretary at Harmonic Inc., 4300 North First Street, San Jose, California 95134, Attention: Secretary, or to +1-408-542-2500. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address noted above.

PROPOSAL ONE

ELECTION OF DIRECTORS

NOMINEES

Eight directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the earlier of the Annual Meeting of Stockholders in 2012 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Company’s eight nominees named below, all of whom are currently directors of the Company. Each of the nominees was recommended for election by the Company’s Corporate Governance and Nominating Committee and the Board of Directors. The Company did not receive any proposals from stockholders for nominations of other candidates for election. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Company’s Corporate Governance and Nominating Committee to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

DIRECTOR QUALIFICATIONS

The Board of Directors believes that it is necessary for each of the Company’s directors to possess a broad array of qualities and skills. When searching for new director candidates, the Corporate Governance and Nominating Committee considers the evolving requirements of serving on the Board of Directors and searches for candidates that fill any current or anticipated future requirements. The Board of Directors also believes that all directors must possess a considerable amount of business and management experience and education.

The Corporate Governance and Nominating Committee first considers a candidate’s business and management experience and education and then considers issues of judgment, personal character, integrity, conflicts of interest, diversity and commitment to the goal of maximizing long-term stockholder value. With respect to the nomination of continuing directors for re-election, the individual’s historical and ongoing contributions to the Board of Directors are also considered. The process undertaken by the Corporate Governance and Nominating Committee in recommending qualified director candidates is described below under “Identification and Evaluation of, and Criteria for, Candidates for Board Membership” (see page 8 of this Proxy Statement).

DIRECTOR NOMINEES

The names of the nominees for director and certain information about each of them are set forth below. The information presented includes age, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee is qualified to serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated knowledge of our industry and an ability to exercise sound judgment, as well as a commitment to Harmonic and the Board of Directors. Finally, with respect to our directors who have not been officers of the Company, we value their experience on other public company boards of directors and board committees.

Name	Age	Principal Occupation

Lewis Solomon	77	Founder and Chairman, SCC Company
Patrick J. Harshman	46	President and Chief Executive Officer, Harmonic Inc.
Harold Covert	64	Independent Business Consultant.
Patrick Gallagher	56	Chairman, Ubiquisys Ltd.
E. Floyd Kvamme	73	Partner Emeritus, Kleiner Perkins Caufield & Byers
Anthony J. Ley	72	Former President and Chief Executive Officer, Harmonic Inc.
William F. Reddersen	63	Former Executive Vice President, BellSouth
David R. Van Valkenburg	69	Chairman, Balfour Associates, Inc.

Except as indicated below, each nominee has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Lewis Solomon has been a director since January 2002 and was elected Chairman of the Board in June 2008. Mr. Solomon has been Chairman and CEO of SCC Company, a consulting firm specializing in technology, since 1990. Mr. Solomon also co-founded Broadband Services, Inc. (BSI), an outsource provider of supply chain management, network planning, and fulfillment services and was Chief Executive Officer from 1999 to 2004. From 1983 to 1988, he served as the Executive Vice President of Alan Patricof Associates, a global venture capital firm. Mr. Solomon also spent 14 years at General Instrument Corporation, ultimately as Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon is a director of Anadigics, Inc., was a director of Lantronix, Inc. from 2008 through 2010, and was a director of Terayon Communications Systems Inc. from 1995 until its acquisition in 2007. Mr. Solomon holds a B.S. in Physics from St. Joseph’s College and a M.S. in Industrial Engineering from Temple University. We believe that Mr. Solomon’s qualifications to serve on our Board include his many years of experience in management within the communications industry and his experience in investing in growth companies.

Patrick J. Harshman joined the Company in 1993 and was appointed President and Chief Executive Officer in May 2006. In December 2005, he was appointed Executive Vice President responsible for the majority of our operational functions, including the unified digital video and broadband optical networking divisions and global manufacturing. Prior to the consolidation of our product divisions, Mr. Harshman held the position of President of the Convergent Systems division and, for more than four years, was President of the Broadband Access Networks division. Prior to this, Mr. Harshman held key leadership positions in marketing, international sales, and research and development. Mr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley and completed an Executive Management Program at Stanford University. We believe that Mr. Harshman’s qualifications to serve on our Board include his many years of industry and management experience with Harmonic and his strong background in, and understanding of, technology within the communications industry.

Harold Covert has been a director since June 2007. Since October 2010, Mr. Covert has been an independent business consultant and private investor. From October 2007 until September 2010, Mr. Covert served as an executive of Silicon Image, Inc., a semiconductor company. From October 2007 until January 2010, Mr. Covert was Chief Financial Officer of Silicon Image and, from September 2009 through September 2010, was its President. From October 2005 to August 2007, Mr. Covert was Executive Vice President and Chief Financial Officer of Openwave Systems Inc., a software applications and infrastructure company. Prior to Openwave, Mr. Covert was Chief Financial Officer at Fortinet Inc. from 2003 to 2005, and Chief Financial Officer at Extreme Networks, Inc. from 2001 to 2003. Mr. Covert is a Director and Chairman of the Audit Committee at both JDS Uniphase Corporation and Solta Medical Inc. (formerly Thermage Inc.) and was a director of Silicon Image from January 2010 until September 2010. Mr. Covert holds a B.S. in Business Administration from Lake Erie College and an M.B.A. from Cleveland State University and is also a Certified Public Accountant. We believe that Mr. Covert’s qualifications to serve on our Board include his extensive and varied experience as Chief Financial Officer of several publicly traded technology companies.

Patrick Gallagher has been a director since October 2007. Since March 2008, Mr. Gallagher has been Chairman of Ubiquisys Ltd., a UK company which develops and supplies femtocells for the 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro4 Plc, a FTSE-listed global software solutions company, and from May 2006 until March 2008, he was Vice Chairman of Golden Telecom Inc., a NASDAQ-listed facilities-based provider of integrated communications. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group, a global telecommunications company which owns and manages a subsea optical fiber network. From 1985 to 2002, Mr. Gallagher held senior management positions at BT Group, including Group Director of Strategy & Development, President of BT Europe and a member of the BT Executive Committee. In 2009, Mr. Gallagher was appointed to the board of Ciena Corporation. Mr. Gallagher holds a B.A. in Economics with honors from Warwick University. We believe that Mr. Gallagher’s qualifications to serve on our Board include his extensive international business experience and perspective and his many years of management experience as a senior executive of a major European telecommunications service provider.

E. Floyd Kvamme has been a director since 1990. From 1984 to 2008, Mr. Kvamme was a General Partner and, most recently, Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of Power Integrations, Inc., as well as two private companies. He was a director of National Semiconductor from 1997 to 2007. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University. We believe that Mr. Kvamme’s qualifications to serve on our Board include his years of management experience with major technology companies, as well as his experience with financing and growth planning for technology companies as a partner of a major venture capital firm

Anthony J. Ley served as Harmonic’s President and Chief Executive Officer from November 1988 to May 2006 and as Chairman of the Board of Directors from 1995 until June 2008. Following his retirement as President and Chief Executive Officer of Harmonic, Mr. Ley was Chief Executive Officer of CollabRx, Inc., a privately-held biotech services company from December 2007 to December 2008. From 1963 to 1987, Mr. Ley was employed at Schlumberger Limited, both in Europe and the U.S., holding various senior business management and research and development positions, most recently as Vice President, Research and Engineering at Fairchild Semiconductor/Schlumberger in Palo Alto, California. Mr. Ley holds an M.A. in Mechanical Sciences from the University of Cambridge and an S.M.E.E. from the Massachusetts Institute of Technology, is named as an inventor on 29 patents and is a Fellow of the Institution of Engineering and Technology (UK) and a senior member of the Institute of Electrical and Electronics Engineers, Inc. We believe that Mr. Ley’s qualifications to serve on our Board include his international business experience, his strong background in technology and his 18 years of experience as our President and CEO until his retirement.

William F. Reddersen has been a director since July 2002. Mr. Reddersen acts as an advisor to venture capital funds active in the technology services market. Previously, until 2000, he spent 31 years at BellSouth Corp. and AT&T Inc., most recently as Executive Vice President of Corporate Strategy. Earlier, he directed Bell South’s entry into new businesses in addition to its broadband market deployment. Mr. Reddersen currently serves on the board of Otelco, Inc., an independent telephone company. Mr. Reddersen holds a B.S. in Mathematics from the University of Maryland and an M.S. in Management from the Massachusetts Institute of Technology, where he was a Sloan Fellow. We believe that Mr. Reddersen’s qualifications to serve on our Board include his expertise in developing and executing corporate strategies and his extensive experience in, and knowledge of, the telecommunications industry.

David R. Van Valkenburg has been a director since October 2001. Mr. Van Valkenburg currently serves as Chairman of Balfour Associates, Inc., a firm providing counsel to chief executive officers, boards of directors and private equity funds. He is also a director of several private companies. From 1995 to 2000, he was Executive Vice President of MediaOne Group, Inc. While at MediaOne Group, Mr. Van Valkenburg was seconded to Telewest Communications, PLC (UK), where he served as Chief Executive Officer and Chief Operating Officer from 1997 to 1999. He has also held the position of President at both Multivision Cable TV Corporation and Cox Cable Communications Inc. He was a director of Moscow CableCom Corporation from 2005 until its acquisition in 2007. He holds a B.A. from Malone College, an M.S. from the University of Kansas, and an M.B.A. from Harvard University. We believe that Mr. Van Valkenburg’s qualifications to serve on our Board include his extensive experience in, and knowledge of, the cable television industry, both in the United States and in many international markets.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended December 31, 2010. No incumbent director attended fewer than 75% of the meetings of the Board of Directors, or the committees upon which such director served, in 2010.

The Board of Directors has determined that Messrs. Covert, Gallagher, Kvamme, Ley, Reddersen, Solomon and Van Valkenburg are independent under applicable NASDAQ listing standings and have no material relationships with the Company. The Board of Directors considered that a director was on a board of directors for a company that is a supplier to the Company and concluded that the nature of this relationship did not compromise the director’s independence.

The Board of Directors has an Audit Committee, a Compensation and Equity Ownership Committee and a Corporate Governance and Nominating Committee. The charters for each of these committees are posted on our website at www.harmonicinc.com.

The Audit Committee currently consists of Messrs. Covert, Gallagher and Reddersen, each of whom is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and under applicable NASDAQ Stock Market listing standards. The Audit Committee of the Board of Directors of Harmonic serves as the representative of the Board of Directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control over financial reporting, management of financial risks, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. The Audit Committee held nine meetings during 2010.

The Company’s Board of Directors has determined that Mr. Covert is an “audit committee financial expert,” as defined by the current rules of the Securities and Exchange Commission. The Board of Directors believes that Mr. Covert’s experience as the chief financial officer of several companies publicly traded on U.S. stock exchanges qualifies him as an “audit committee financial expert” because he has acquired relevant expertise and experience from performing his duties as a chief financial officer.

The Compensation and Equity Ownership Committee currently consists of Messrs. Van Valkenburg, Kvamme, and Reddersen, none of whom is an employee of the Company and each of whom is independent under applicable NASDAQ Stock Market listing standards. The Compensation and Equity Ownership Committee is responsible for approval of the Company’s compensation policies, compensation paid to executive officers, and administration of the Company’s equity compensation plans. The Compensation and Equity Ownership Committee held five meetings during 2010. Matters within the scope of the Compensation and Equity Ownership Committee were also discussed in executive sessions at most regularly scheduled meetings of our Board of Directors. See “Meetings of Non-Employee Directors” on page 8 of this Proxy Statement.

The Corporate Governance and Nominating Committee serves as the representative of the Board of Directors for establishment and oversight of governance policy and the operation, composition and compensation of the Board of Directors. The Corporate Governance and Nominating Committee is currently composed of Messrs. Solomon, Gallagher, Kvamme, and Van Valkenburg, each of whom are independent under applicable NASDAQ Stock Market listing standards. The Corporate Governance and Nominating Committee held no meetings in 2010. Matters within the scope of the Corporate Governance and Nominating Committee were discussed in executive sessions at most regularly scheduled meetings of our Board of Directors. See “Board Leadership” on page 8 of this Proxy Statement.

The Corporate Governance and Nominating Committee has proposed, and the Board of Directors has approved, the nomination of all eight current board members for re-election by stockholders at this Annual Meeting. No candidates have been proposed for nomination by stockholders at this Annual Meeting or at any previous annual meeting.

BOARD LEADERSHIP

We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction of the Company and for its operational management, leadership and performance, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for, and presides over, meetings of the full Board of Directors.

MEETINGS OF NON-EMPLOYEE DIRECTORS

At each Board meeting, the non-employee directors meet in an executive session without any management directors or employees present. The Chairman of the Board of Directors and of the Corporate Governance and Nominating Committee, Mr. Solomon, has the responsibility of presiding over periodic executive sessions of the Board of Directors in which the CEO and other members of management do not participate. Last year, the non-employee directors discussed, in executive sessions, corporate strategy, risk oversight, management performance, Board of Directors performance, succession planning for management and the directors, and board policies, processes and practices in executive sessions.

ROLE OF THE BOARD IN RISK OVERSIGHT

Management is responsible for the day-to-day management of risks the Company faces, while the Board has responsibility, as a whole and also at the committee level, for the oversight of the Company’s risk management. The Board regularly reviews the Company’s long-term business strategy, including industry trends and their potential impact on the Company, our competitive positioning, potential acquisitions and divestitures, as well as the Company’s technology and market direction. The Board also reviews information regarding the Company’s actual and planned financial position and operational performance, as well as the risks associated with each. The Company’s Compensation and Equity Ownership Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation and the Company’s incentive, equity award and other benefit plans. The Audit Committee oversees management of financial risks, including, but not limited to, accounting matters, tax positions, insurance coverage and security of the Company’s cash reserves. The Corporate Governance and Nominating Committee manages risks associated with the independence and remuneration of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks by committee reports and receives advice and counsel with respect to risk issues from the Company’s outside counsel.

IDENTIFICATION AND EVALUATION OF, AND CRITERIA FOR, CANDIDATES FOR BOARD MEMBERSHIP

Pursuant to the charter of the Corporate Governance and Nominating Committee, the Committee may utilize a variety of methods to identify and evaluate candidates for service on the Company’s Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, management, professional search firms, stockholders or other persons. Any candidate presented would be evaluated at regular or special meetings of the Corporate Governance and Nominating Committee or at executive sessions at regular board meetings and may be considered at any point during the year. The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate or reliance on the knowledge of the members of the Corporate Governance and Nominating Committee, the Board of Directors or management. In the past, the Corporate Governance and Nominating Committee has hired a consulting firm to assist it in identifying and screening potential candidates for election to the Board of Directors. In evaluating a candidate, the Corporate Governance and Nominating Committee may consider a variety of criteria. These criteria include demonstrated relevant business and industry experience, particular expertise to act as a committee chair or member, the ability to devote the necessary time to the Board of Directors and committee service, personal character and integrity, potential conflicts of interest and sound business judgment. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experiences, professions, skills, geographic representation and backgrounds.

The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to best fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Corporate Governance and Nominating Committee has not set either term limits or age limits for members of the Board of Directors, believing that the Company’s interests are best served by members of the Board of Directors with substantial experience and knowledge of the Company’s business and that age is generally not a barrier to effective performance as a member of the Board of Directors.

NOMINATION PROPOSALS FROM STOCKHOLDERS

The Corporate Governance and Nominating Committee will consider proposals from stockholders for Board of Directors nominees at the 2012 Annual Meeting of Stockholders, provided that such proposals are submitted in a timely manner in accordance with the Company’s bylaws, as amended, and in writing to the Secretary of the Company at Harmonic Inc., 4300 First Street, San Jose, California 95134, Attention: Secretary. If a stockholder desires to have a nominee considered by the Corporate Governance and Nominating Committee for nomination by the Board of Directors, such nomination must be received no later than January 2, 2012, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement first became available to stockholders, and must be in compliance with applicable laws and regulations. In evaluating director candidates proposed by stockholders, the Corporate Governance and Nominating Committee will use the same criteria as it uses to evaluate all prospective members of the Board of Directors.

For stockholder nominations of persons for election to the Board of Directors of the Company at the 2012 Annual Meeting of Stockholders that such stockholder does not desire to have considered by the Corporate Governance and Nominating Committee for nomination by the Board of Directors, timely written notice of such nomination must be delivered to the Secretary of the Company no earlier than March 24, 2012 and no later than April 23, 2012. However, if the date of next year’s Annual Meeting has been changed by more than 30 days from June 22, the date of this year’s Annual Meeting, then, for a nomination notice by a stockholder with respect to next year’s Annual Meeting to be timely, it must be received by the Company not later than the close of business on the later of (i) 90 calendar days prior to the date of next year’s Annual Meeting, or (ii) ten calendar days following the day on which the Company first publicly announces the date of next year’s Annual Meeting.

To be in proper written form, a stockholder’s notice must contain (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company which are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (d) whether, and the extent to which, any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or manage the risk or benefit from share price changes for, or increase or decrease the voting power of the nominee, with respect to any securities of the Company, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (f) a written statement executed by the nominee acknowledging that, as a director of the Company, the nominee will owe fiduciary duties under Delaware law with respect to the Company and its stockholders, and (g) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to such stockholder proposing a nominee for election to the Board of Directors of the Company, (a) the information set forth in “Stockholder Proposal Procedures and Deadlines” on page 3 of this Proxy Statement for a stockholder notice of business to be brought before an annual meeting, and (b) a statement whether either such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting shares reasonably believed by such stockholder or associated person of such stockholder to be necessary to elect such nominee(s). A copy of the full text of the bylaw provisions discussed herein may be obtained by writing to the Company’s Secretary at our principal offices, or can be accessed from the Company’s filings with the SEC at www.sec.gov.

COMPENSATION OF DIRECTORS

As compensation for its non-employee directors, Harmonic uses a combination of cash and equity-based incentive compensation. Directors who are employees of the Company do not receive additional compensation for their service as directors.

Cash Compensation.  Each non-employee director is paid an annual retainer of $35,000. In addition, the Chair of the Audit Committee is paid an annual retainer of $20,000, the Chair of the Compensation and Equity Ownership Committee is paid an annual retainer of $12,000, and the Chair of the Corporate Governance and Nominating Committee is paid an annual retainer of $7,500. Other members of the Board committees receive an annual retainer as follows: Audit Committee — $10,000; Compensation and Equity Ownership Committee — $6,000; and Corporate Governance and Nominating Committee — $3,500. The non-executive Chairman of the Board of Directors receives an additional annual retainer of $25,000. No fees are paid for attending in-person or telephonic meetings of Board of Directors or its committees.

Equity Compensation.  The 2002 Director Stock Plan, as amended, currently provides for grants of stock options or restricted stock units to be made in three ways:

•	Initial Grants. Each new non-employee director who joins the Company’s Board of Directors (excluding a former employee director who ceases to be an employee director, but who remains a director) is entitled to receive stock options or restricted stock units, or a mix thereof, on the date that the individual is first appointed or elected to the Board of Directors, as determined by the Board of Directors in its sole discretion.

•	Ongoing Grants. On the date each non-employee director is reelected to the Board of Directors, each non-employee director who has served on the Board of Directors for at least six months will receive stock options or restricted stock units, or a mix thereof, as determined by the Board of Directors in its sole discretion.

•	Discretionary Grants. The Board of Directors may make discretionary grants of stock options or restricted stock units, or a mix thereof, to any non-employee director.

2010 COMPENSATION OF DIRECTORS

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(2)(3)	($)(4)

Lewis Solomon	67,500	67,023	134,523
Patrick J. Harshman(1)	—	—	—
Harold Covert	55,000	67,023	122,023
Patrick Gallagher	48,500	67,023	115,523
E. Floyd Kvamme	44,500	67,023	111,523
Anthony J. Ley	35,000	67,023	102,023
William F. Reddersen	51,000	67,023	118,023
David R. Van Valkenburg	50,500	67,023	117,523

(1)	Compensation earned in 2010 by Mr. Harshman for his service as CEO is shown in the Summary Compensation Table on page 30 of this Proxy Statement. Mr. Harshman receives no compensation for his service as a director.

(2)	The amounts in this column represent the aggregate grant date fair value of awards for grants of restricted stock units to each listed director in 2010, computed in accordance with applicable accounting guidance. These amounts do not represent the actual amounts paid to or realized by the directors during 2010.

(3)	Grants of restricted stock units under our 2002 Director Stock Plan were made on June 9, 2010 to each of the Company’s non-employee directors. Each grant was for 12,481 shares, with full vesting to occur on February 15, 2011.

(4)	Neither the non-employee directors nor Mr. Harshman received any other compensation for their services as a director.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table provides the number of shares of common stock subject to outstanding options and restricted stock units held by the directors of the Company at December 31, 2010.

	Unvested
	Restricted
	Stock Units	Stock Options
	Outstanding	Outstanding

Lewis Solomon	12,481	84,000
Patrick J. Harshman(1)	170,625	1,225,000
Harold Covert	12,481	30,000
Patrick Gallagher	12,481	30,000
E. Floyd Kvamme	12,481	80,000
Anthony J. Ley(2)	12,481	319,998
William F. Reddersen	12,481	80,000
David R. Van Valkenburg	12,481	84,000

(1)	All restricted stock units and options awarded to Mr. Harshman were for services as an employee. Mr. Harshman did not receive equity grants for service as a director.

(2)	All options awarded to Mr. Ley were for prior services as CEO or consultant.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors believes that management should be the primary means of communication between the Company and all of its constituencies, including stockholders, customers, suppliers and employees. However, stockholders may communicate with individual members of the Board of Directors, committees of the Board of Directors, or the full Board of Directors by addressing correspondence to a Board member’s attention at the Company, 4300 First Street, San Jose, California 95134.

ATTENDANCE OF THE BOARD OF DIRECTORS AT ANNUAL MEETINGS

Two members of the Board of Directors attended the 2010 Annual Meeting of Stockholders. The Board of Directors has a policy encouraging the Board of Directors to be represented at annual stockholder meetings and anticipates that the Chairman of the Board of Directors will be present at the 2011 Annual Meeting.

VOTE REQUIRED AND RECOMMENDATION

The eight nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote on the compensation of our named executive officers, as named, in accordance with applicable SEC rules, on page 21 of this Proxy Statement. This Proposal Two, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Equity Ownership Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation and Equity Ownership Committee (the “Compensation Committee”) will be able to consider when determining executive compensation for the remainder of the current fiscal year or for future fiscal years. Our Board of Directors and Compensation Committee value the opinions of our stockholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any action is necessary to address those concerns.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. As described in the “Compensation Discussion and Analysis” and “2010 Executive Compensation” sections beginning on pages 22 and 30, respectively, of this Proxy Statement, we believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We would like to highlight the following items that support these beliefs:

•	Our Compensation Committee retains an independent compensation consultant to assist it in the evaluation of appropriate cash and equity compensation for executive management.

•	The compensation philosophy of our Compensation Committee includes relating each of the individual components of executive management compensation to overall Company performance.

•	The compensation philosophy of our Compensation Committee includes tying annual cash bonus payments to the achievement of objective performance parameters.

•	The compensation philosophy of our Compensation Committee includes putting at risk a significant portion of each executive’s total target compensation and rewarding our executive management for superior performance by the Company.

•	The compensation philosophy of our Compensation Committee includes reflecting competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash, and short-term and long-term, compensation.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the Votes Cast will be required to approve Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Two on page 12 of this Proxy Statement. By voting on this Proposal Three, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

Our Board of Directors believes that it is appropriate to give our stockholders the opportunity to provide regular input on our executive compensation program though an advisory vote. Accordingly, our Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of Votes Cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding in any way on the Company, our Compensation Committee or our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (AS OPPOSED TO EVERY TWO OR THREE YEARS).

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO 2002 EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve a 2,000,000 share increase in the number of shares of common stock reserved for issuance under the Company’s 2002 Employee Stock Purchase Plan (the “ESPP”).

The ESPP was adopted by our Board of Directors in March 2002 and was approved by our stockholders in May 2002. The ESPP, as initially approved, permitted the issuance of 1,500,000 shares of Common Stock. Amendments to the ESPP, adopted in May 2004, May 2006 and May 2009, increased the maximum number of shares available for issuance under the ESPP by an aggregate additional 6,000,000 shares, resulting in the ESPP now permitting the issuance of 7,500,000 shares of Common Stock. If this proposal is not approved by our stockholders, it is estimated that the ESPP will have insufficient shares to meet the subscription requests of the Company’s employees as early as July 2012.

In April 2011, our Board of Directors unanimously approved an amendment to the ESPP, subject to obtaining stockholder approval, to increase the number of shares of Common Stock available for issuance by 2,000,000. The number of shares of Common Stock currently reserved and available for issuance under the ESPP is approximately 1,306,400. If this proposal is approved by our stockholders, the shares reserved and available for issuance under the ESPP for offering periods commencing on or after July 1, 2011, would be increased by 2,000,000 shares.

Approval of this proposal requires the affirmative vote of the holders of a majority of Votes Cast.

Our Named Executive Officers, including our Chief Executive Officer, who is also a director, have an interest in this proposal because they are eligible to participate in the ESPP.

Purposes and Effects of the Proposal

As is the intent of the ESPP, encouraging employees to acquire equity ownership in the Company assures a closer alignment of the interests of employees participating in the ESPP with those of the Company’s stockholders. The proposed increase in the number of shares available for issuance under the ESPP will enable the Company to continue to use the ESPP as a valuable tool for attracting and retaining key personnel and aligning the interests of ESPP participants with those of the Company’s stockholders. The Company believes that the ESPP remains an essential element of a competitive compensation package, especially for technology companies, as these plans are offered by most public companies with which we compete for employees. Approximately 67% of our employees eligible to participate in the ESPP during the current Offering Period are participating.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the principal features of the ESPP and its operation.

Purpose.  The purpose of the ESPP is to provide employees with an opportunity to purchase Common Stock through payroll deductions.

Administration.  The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors (in either case, the “Administrator”). The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, and the Administrator’s findings, decisions, and determinations are final and binding upon all parties.

Eligibility.  Each of our employees, and each employee of our designated subsidiaries, whose customary employment with the Company or the designated subsidiary is at least 20 hours per week and more than five months in any calendar year, is eligible to participate in the ESPP. As of the beginning of the current Offering Period, January 1, 2011, approximately 1090 employees, including our executive officers, were eligible to participate in the ESPP. This number includes approximately 285 employees added through our recent acquisition of Omneon Inc in September 2010. No employee who owns stock and/or holds outstanding options to purchase stock that is equal to or greater than 5% of the total combined voting power or value of all classes of our stock may participate in the ESPP. Moreover, no employee may participate to the extent that he or she may purchase Common Stock under all employee stock purchase plans of the Company with a fair market value (determined on the first day of any Offering Period as defined below) in excess of $25,000 in any calendar year.

Shares Available for Issuance.  As of Record Date, there are approximately 1,306,400 shares of Common Stock reserved and available for issuance under the ESPP. If our stockholders approve this proposal, an additional 2,000,000 shares will become reserved and available for issuance in Offering Periods commencing on or after July 1, 2011.

Offering Period.  The ESPP currently has offering periods (“Offering Periods”) that have a duration of approximately six months, commencing on the first trading day for Common Stock on or after each January 1 and July 1 and terminating on the last trading day of the period ending approximately six months thereafter. Our Board of Directors has the power to change the commencement date and the duration of future Offering Periods without stockholder approval, if such change is announced prior to the scheduled beginning of the first Offering Period to be affected by such change. Each Offering Period constitutes a purchase period during which shares of Common Stock may be purchased on behalf of the participant in accordance with the terms of the ESPP.

Participation.  To participate in the ESPP, an eligible employee must authorize payroll deductions pursuant to the ESPP. Payroll deductions are withheld in whole percentages only of the participant’s compensation and cannot exceed 10% of a participant’s compensation he or she receives on each pay day during the Offering Period. A participant may not make any additional payments into his or her account other than by payroll deductions. To the extent necessary to comply with Section 423(b)(8) of the Internal Revenue Code and eligibility limitations pursuant to the ESPP, a participant’s payroll deductions may be decreased to zero percent by the participant at any times during the Offering Period. A participant may increase or decrease the rate of payroll deductions during an Offering Period, except the Administrator may, in its discretion, limit the nature and/or number of participant rate changes during any Offering Period.

Grant.  The number of shares of Common Stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the Offering Period by the purchase price. However, a participant may purchase no more than 3,000 shares in any Offering Period.

Purchase Price; Exercise.  The Internal Revenue Service views participants in our ESPP as receiving options. The price per share of the shares subject to the option, as permitted by the Internal Revenue Code, is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of the Offering Period, or (ii) 85% of the fair market value of a share of Common Stock on the purchase date, which is the last day of the Offering Period. Unless a participant withdraws from the ESPP or his or her employment terminates with us or a designated subsidiary, the participant’s option for the purchase of shares is exercised automatically on each purchase date. No fractional shares may be purchased, and any accumulated payroll deductions not sufficient to purchase a full share are retained in the participant’s account for the subsequent Offering Period.

If the number of shares with respect to which options are to be exercised exceed shares available for sale under the ESPP on a purchase date or commencement of an Offering Period, the Administrator may, in its sole discretion, make a pro rata allocation of the shares available for purchase and either continue the Offering Period then in effect or terminate the Offering Period then in effect. The Administrator may make such pro rata allocation of shares notwithstanding any authorization of additional shares for issuance under the ESPP by our stockholders subsequent to the commencement of an Offering Period.

Withdrawal; Termination of Employment.  A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account, and not yet used to exercise his or her option, under the ESPP at any time by written notice to the Company. If a participant withdraws from an Offering Period, no further payroll deductions by the participant will be made during the Offering Period and payroll deductions will not automatically resume at the beginning of the succeeding Offering Period. Additionally, payroll deductions credited to the participant’s account during the Offering Period, but not yet used to exercise the option, will be returned to the participant or, in the case of his or her death, to the person or persons entitled thereto, and the participant’s option will automatically terminate. Withdrawal from an Offering Period has no effect upon a participant’s eligibility to participate in subsequent Offering Periods. If a participant fails to remain as our employee or an employee of a designated subsidiary, or ceases to meet the ESPP eligibility requirements, he or she is deemed to have withdrawn from the ESPP.

Adjustments Upon Changes in Capitalization and Certain Transactions.  Any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, payment of a stock dividend, or any other increase or decrease in the number of shares of Common Stock effected without the Company receiving consideration will proportionately adjust the:

1. number of shares of Common Stock covered by each ESPP option,

2. number of shares of Common Stock each participant may purchase in an Offering Period,

3. number of shares of Common Stock available for sale under the ESPP, and

4. price per share of Common Stock covered by each ESPP option.

Any other issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will not affect the number or price of shares of Common Stock subject to an ESPP option.

In the event of a proposed dissolution or liquidation of the Company, an Offering Period will be shortened by setting a new purchase date, and terminated immediately prior to the consummation of the proposed dissolution or liquidation, unless the Administrator provides otherwise.

In the event of a merger or change of control of the Company, each outstanding option under the ESPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume, or substitute for, the option, any Offering Period then in progress under the ESPP is shortened by setting a new purchase date and terminated before the date of the proposed merger or change of control. The Administrator will notify each participant in writing prior to the new purchase date that his or her option will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the Offering Period.

Amendment or Termination.  The Administrator may, at any time and for any reason, terminate or amend the ESPP, except that no terminations can affect options previously granted, other than certain terminations specified in the ESPP. Without stockholder approval and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator is entitled to:

1. change the Offering Periods,

2. limit the frequency and number of changes in the amount withheld during an Offering Period,

3. establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars,

4. permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections,

5. establish reasonable waiting and adjustment periods and accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock properly correspond with amounts withheld, and

6. establish such other limitations or procedures as the administrator determines, in its sole discretion, to be advisable and which are consistent with the ESPP.

In the event the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion, without stockholder approval or the consent of any participant, and to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence, including, without limitation, by (i) increasing the purchase price for any Offering Period, including an Offering Period underway at the time of Board action, (ii) shortening any Offering Period so that Offering Period ends on a new purchase date, including an Offering Period underway at the time of the Board action, and (iii) allocating shares.

NUMBER OF SHARES PURCHASED BY CERTAIN INDIVIDUALS AND GROUPS

Given that the number of shares that may be purchased under the ESPP is determined, in part, based on the Common Stock’s market value at the beginning and end of each Offering Period (or upon a purchase date within an Offering Period) and given that participation in the ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares of Common Stock that were purchased under the ESPP during fiscal year 2010 by our Named Executive Officers (“NEOs”), our executive officers as a group, and by all employees, and (b) the average per share purchase price paid for such shares by each such group.

	Employee Stock Purchase Plan Transactions 2010
	Number of
	Purchased	Weighted Average
	Shares	Purchase Price

Robin N. Dickson	674	$4.89
Mark Carrington	205	$4.73
All executive officers as a group (7 persons)(1)	879	$4.84
All employees, including officers who are not executive officers, as a group (1106 persons)(2)	864,800	$4.90

(1)	No other executive officers, other than those specified, participated in the ESPP during 2010.

(2)	Approximately 280 of our employees at December 31, 2010 were not eligible to participate in the ESPP in 2010, principally because they were not employees when the second offering period began in July 2010.

TAX ASPECTS

The following brief summary of the effect of federal income taxation upon a participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss such tax consequences with respect to a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, an employee will not have taxable income when the shares of Common Stock are purchased, but the employee generally will have taxable income when the employee sells or otherwise disposes of shares purchased under the ESPP.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable Offering Period and one year from the applicable purchase date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares, on the date the shares are purchased, over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the purchase date. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2011. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1989, and has provided certain tax and other audit-related services to the Company. PricewaterhouseCoopers LLP has rotated Harmonic’s audit partners in compliance with current SEC regulations.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, as the Audit Committee has the responsibility for selecting an independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Independent Registered Public Accounting Firm Fees

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were:

	2010	2009
	(In thousands)

Audit Fees	$1,906	$1,942
Audit-Related Fees	376	292
Tax Fees	574	920
All Other	—	3

Total	$2,856	$3,157

AUDIT FEES

The audit fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of consents, and assistance with the review of documents, including registration statements, filed with the SEC.

AUDIT-RELATED FEES

The audit related fees for the years ended December 31, 2010 and 2009 were for due diligence assignments in 2010 and 2009 and certain audit work related to the opening balance sheets of acquired companies in 2010 and 2009.

TAX FEES

The tax fees for the years ended December 31, 2010 and 2009 included services related to the preparation of tax returns, discussions with tax authorities, claims for tax refunds, assistance with indirect tax issues and assistance with tax audits and appeals. For the years ended December 31, 2010 and 2009, approximately $236,000 and $435,000, respectively, of the tax fees shown above were for advisory services related to the Company’s international support center and intercompany research and development cost-sharing arrangements.

ALL OTHER FEES

All other fees for the year ended December 31, 2009 were for license fees for various technical accounting reference software.

Consistent with its charter, the Audit Committee pre-approves all audit and non-audit services from our independent registered public accounting firm and did so in 2010. Pre-approval authority may be delegated by the Audit Committee to the Chairman of the Audit Committee.

The Audit Committee has considered whether the services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the non-audit services provided.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with a written charter adopted by Harmonic’s Board of Directors, posted on the Company’s website at www.harmonicinc.com., the Audit Committee of the Company’s Board of Directors serves as the representative of the Board of Directors for general oversight of the quality and integrity of the Company’s financial accounting and reporting process, system of internal control over financial reporting, audit process, and process for monitoring compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process.

PricewaterhouseCoopers LLP, Harmonic’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon.

The Audit Committee has:

1. Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and PricewaterhouseCoopers LLP and management has represented to the Audit Committee that Harmonic’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

2. Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T, including discussion of the quality and acceptability of Harmonic’s financial reporting process and controls; and

3. Received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence and also considered whether the provision of the non-audit services described above was compatible with maintaining their independence.

The Audit Committee meets regularly with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s adherence to applicable accounting principles and practices.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Harmonic’s management, which has primary responsibility for preparing financial statements and the financial reporting process, and the independent registered public accounting firm, which, in their report, express an opinion on the conformity of Harmonic’s annual consolidated financial statements to accounting principles generally accepted in the United States and of the Company’s internal control over financial reporting in accordance with the standards set by the PCAOB. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Harmonic for the three years ended December 31, 2010 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee

Harold Covert
Patrick Gallagher
William Reddersen

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative return to stockholders of the Company’s common stock with the cumulative return of the NASDAQ Telecom Index and of the Standard & Poor’s (S&P) 500 Index for the period commencing December 31, 2005 and ending on December 31, 2010. The graph assumes that $100 was invested in each of the Company’s common stock, the S&P 500 and the NASDAQ Telecom Index on December 31, 2005, and assumes the reinvestment of dividends, if any. The comparisons shown in the graph below are based upon historical data. Harmonic cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock.

Harmonic Inc.	100.00	149.90	216.08	115.67	130.52	176.70
NASDAQ Telecommunications	100.00	131.50	146.22	85.43	118.25	129.78
S&P 500	100.00	115.80	122.16	76.96	97.33	111.99

EXECUTIVE OFFICERS, COMPENSATION DISCUSSION AND ANALYSIS, EXECUTIVE COMPENSATION AND ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of Harmonic as of April 25, 2011:

Name	Age	Position

Patrick J. Harshman	46	President & Chief Executive Officer
Carolyn V. Aver	51	Chief Financial Officer
Charles J. Bonasera	53	Senior Vice President, Operations and Quality
Mark Carrington	51	Senior Vice President of Worldwide Sales
Neven Haltmayer	46	Senior Vice President, Research and Development, Distribution and Delivery Products

Patrick J. Harshman joined Harmonic in 1993 and was appointed President and Chief Executive Officer in May 2006. In December 2005, he was appointed Executive Vice President responsible for the majority of our operational functions, including the unified digital video and broadband optical networking divisions and global marketing. Prior to the consolidation of our product divisions, Dr. Harshman held the position of President of the Convergent Systems division and, for more than four years prior to that, was President of the Broadband Access Networks Division. Dr. Harshman has also previously held key leadership positions in marketing, international sales, and research and development. Dr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley, and completed an Executive Management Program at Stanford University.

Carolyn V. Aver joined Harmonic in June 2010 as Chief Financial Officer. From November 2007 to May 2010, she provided financial consulting services to a number of companies, including as the interim Chief Financial Officer of Axiom Legal, a global legal staffing firm. From 2002 to October 2007, when it was acquired by Oracle Corporation, she served as the Executive Vice President and Chief Financial Officer of Agile Software Corporation. From 1998 to 2000, Ms. Aver was the Chief Financial Officer of USWeb/CKS, until its merger with Whitman-Hart. She was the Chief Financial Officer of BackWeb from 1997 to 1998 and the Chief Financial Officer of ParcPlace-Digitalk from 1993 to 1997. From 1984 to 1993, Ms. Aver held various financial management roles, including the Vice President of Finance and Chief Financial Officer at Autodesk. Ms. Aver began her career with Arthur Young & Company (now Ernst & Young), and earned her CPA in 1986. She obtained a B.S. in Accounting from California State University East Bay.

Charles J. Bonasera joined Harmonic in November 2006 as Vice President, Operations and Quality. He became a Senior Vice President in March 2011. From 2005 to October 2006, Mr. Bonasera was Senior Director-Global Sourcing at Solectron Corporation, a global provider of electronics manufacturing services and supply chain solutions. From 1999 to 2005, Mr. Bonasera held various key positions in outsourcing strategies, commodity management, supply management and supply chain development at Sun Microsystems, Inc.

Mark Carrington rejoined Harmonic in July, 2009, and served as Vice President of Services and Support before taking the role of Vice President of Worldwide Sales in November 2010. He became a Senior Vice President in March 2011. Previously, Mark had been the Vice President of Worldwide Sales and Services at DiviCom Inc, which was acquired by Harmonic in 2000, after which Mark assumed responsibilities as head of the consolidated field operations division. Between his tenures at Harmonic, Mark worked with the leadership of a number of start-up and small companies on growth strategies/execution, business planning and process improvement, and acted as the senior sales officer for three technology companies. Mark began his career at IBM in 1985 and held a number of strategic management positions before departing in 1996. He obtained a B.S. Marketing from California State University Sacramento and an MBA from Penn State.

Neven Haltmayer joined Harmonic in December 2002, and was appointed Vice President, Research and Development in 2005. He became Senior Vice President, Research and Development, Distribution and Delivery Products in March 2011. Prior to that appointment, Mr. Haltmayer was Director of Engineering of Compression Systems and managed the development of Harmonic’s MPEG-2 and MPEG-4 AVC/H.264 encoder and Electra product lines. Between 2001 and 2002, Mr. Haltmayer held various key positions, including Vice President of

Engineering, and was responsible for system integration and development of set top box middleware and interactive applications, while at Canal Plus Technologies. Mr. Haltmayer holds a Bachelor’s degree in Electrical Engineering from the University of Zagreb, Croatia.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation and Equity Ownership Committee

The Compensation and Equity Ownership Committee (“Compensation Committee”) of Harmonic’s Board of Directors is responsible for approval of the Company’s executive compensation policies, compensation paid to executive officers, and administration of the Company’s equity ownership plans. The Compensation Committee currently consists of Messrs. Van Valkenburg, Kvamme, and Reddersen, none of whom is an employee of the Company, and each of whom is independent under applicable NASDAQ listing standards and for the purposes of Section 162(m) of the Code and Section 16 of the Securities and Exchange Act of 1934, as amended. The charter of the Compensation Committee was adopted by the Board of Directors, and is posted on Harmonic’s website at www.harmonicinc.com.

The Compensation Committee has retained the services of Meyercord Associates (“Meyercord”), an independent compensation consulting firm, to assist the Compensation Committee in the evaluation of appropriate cash and equity compensation for executive management. Meyercord provides no other services to the Company, other than essentially the same services with respect to Board compensation. Meyercord makes recommendations to the Compensation Committee on the design and implementation of compensation plans, assists in determining the appropriate number of shares to be used for equity awards granted under the Company’s equity plans, reviews data and recommendations provided by management and also reviews specific compensation proposals for each of the Company’s executive officers named in the Summary Compensation Table in the Company’s proxy statement for the applicable year (“NEO”). Meyercord attends all or part of certain Compensation Committee meetings, as requested by the Compensation Committee.

Role of Management

Harmonic’s CEO, assisted by our Senior Vice President of Human Resources, works with the Compensation Committee to establish meeting agendas. The CEO makes recommendations to the Compensation Committee with respect to the compensation of other members of executive management and the design and implementation of incentive compensation programs for NEOs. For 2010 executive compensation, these recommendations were developed with the assistance of Meyercord. The Compensation Committee considers the recommendations of management, but is not bound by such recommendations. The CEO does not make recommendations to the Compensation Committee with respect to his own compensation and is not present at portions of Compensation Committee meetings when his compensation is discussed or when the Compensation Committee elects to meet in executive session.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	provide a competitive total compensation package to attract, retain and motivate executives who must operate in a demanding and rapidly changing business environment;

•	relate total compensation for each executive, consisting of base salary, annual cash bonus and equity awards, to overall company performance and, in the case of base salary and equity awards, to individual performance;

•	tie annual cash bonus compensation to the achievement of objective performance parameters;

•	reflect competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash compensation and short-term (base salary and annual cash bonus) and long-term compensation (equity awards);

•	put at risk a significant portion of each executive’s total target compensation, with the intent to reward superior performance by the Company; and

•	align the interests of our executives with those of our stockholders.

Management of Risk Arising from Incentive Compensation Policies

The Compensation Committee has considered whether the Company’s overall compensation program for employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Committee believes that our incentive plans are typical for our industry and market competitive, and that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. Several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long-term and short-term compensation incentives that we believe are properly weighted, the uniformity of compensation policies across the Company, caps on payments from the plans and the use of our business plan, which the Compensation Committee regards as setting an appropriate level of risk for the Company, as a baseline for our incentive bonus plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to inappropriate transactions in exchange for short-term compensation benefits.

Elements of Compensation

In order to achieve the above goals, our total compensation packages include base salary and annual bonus paid in cash, as well as long-term equity compensation in the form of stock options or restricted stock units, or a combination of each. We also make available benefit plans to our executive officers which are generally provided to all regular full-time employees of Harmonic. We believe that appropriately balancing the total compensation package and ensuring the incentive effect of each component of the package is necessary in order to provide market-competitive compensation. We focus on ensuring that the balance of the various components of our compensation program is optimized to motivate executives to improve our results on a cost-effective basis. The factors which are used to determine individual compensation packages are generally similar for each NEO, including our CEO.

In order to assess our compensation competitiveness against peer companies, management recommended a peer group, which included approximately 26 companies. These peer companies were selected from the telecommunications and video services technology industries based principally on revenue and market capitalization data that placed Harmonic approximately in the middle of the range.

The Compensation Committee then asked Meyercord to review management’s recommendations as to an appropriate peer group for Harmonic. Meyercord selected the final peer group companies based principally on revenue and market capitalization data, and the peer group included many technology companies in the Company’s immediate geographic area with whom the Company competes for executive talent. These peer group recommendations from management and Meyercord were reviewed and discussed by the Compensation Committee, and a final list, as shown below, was approved by the Compensation Committee. Data prepared by Meyercord for the approved peer group were used by management in formulating recommendations to the Compensation Committee for 2010 cash and equity compensation. Information from Meyercord was also used in formulating the CEO’s recommendations to the Compensation Committee with respect to the design and implementation of compensation packages and for specific proposals related to the individual elements and total compensation packages for other NEOs, as well as for other employees.

The approved peer group consisted of the following companies:

Ariba	InterDigital
Arris Group	Ixia
Aruba Networks	Netgear
Big Band Networks	Riverbed Technology
Blue Coat Systems	Seachange International
Coherent	Sonicwall
Electronics for Imaging	Sonus Networks
Extreme Networks	Symmetricom
Finisar	TIVO
Infinera	Zoran

Base Salary

Base salaries for NEOs, including that of the CEO, were set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of our total cash compensation (base salary and bonus) for executives is generally targeted at approximately the 50th percentile of executive compensation of the approved peer group, with the intent that superior performance under incentive bonus plans would enable the executive to elevate total cash compensation to levels that are above the average of comparable companies. Following a review with Meyercord of the above factors and the data regarding our peer group, the Compensation Committee decided that no action should be taken to increase base salaries at the beginning of 2009 or 2010, in part because the Committee believed that significant adjustments were unnecessary, and in part because of management’s desire to control expenses in response to the then global economic recession and its impact on the Company’s business. Subsequently, in June 2009, following recommendations from management, the Committee approved a 4% increase in the base salary of Mr. Bonasera, who at that time took on additional responsibilities in his role as Vice President, Operations. Base salaries for NEOs are disclosed in the Summary Compensation Table on page 30 of this Proxy Statement.

Incentive Bonus Plan

The Company’s annual incentive bonus plan in which NEOs participate reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the Company achieving performance targets, thereby introducing a significant element of “pay for performance” and appropriate incentives to produce superior results. In 2007 and 2008, the Company’s incentive bonus plan for key employees, including NEOs, was weighted more heavily towards attainment of a non-GAAP operating income target (excluding certain non-cash and non-recurring charges and credits) in order to incentivize management to increase the Company’s profitability from the level achieved in 2006 and 2007, respectively. Operating income was weighted at 60%, and revenue at 40%, of the total target bonus of each NEO. A target bonus was established for each NEO participant by reference to the data from the peer group for the relevant year, and such targets were reviewed with Meyercord. In 2009, the Compensation Committee changed the weighting of operating income and revenue from the 60/40 ratios in 2007 and 2008 to 50/50. The Compensation Committee believed that, with management having achieved targeted operating income levels in 2008, increased revenue weighting would provide an appropriate incentive for greater revenue growth. For 2010, the Compensation Committee further modified the incentive plan for each of the NEOs, other than the Vice President of Worldwide Sales, resulting in three components weighted as follows: revenue (40%); operating income (40%); and strategic revenue (20%). For the Vice President of Worldwide Sales, the components were: regional revenue (80%); strategic revenue (10%); and operating income (10%). The strategic revenue component was added to induce management to focus efforts on the Company achieving specified revenue goals in certain strategic categories.

In addition, the 2008, 2009, and 2010 incentive bonus plans had minimum thresholds for each component which had to be met in order for any payout to be made, and a cap of 200% of target bonus for any individual, including NEOs. Total payouts for all participants, including NEOs, from the 2008 and 2009 incentive bonus plans were also limited to 10% of pre-bonus operating income, as defined.

For 2010, the Compensation Committee approved the following targets for the incentive plan:

		Non-GAAP
		Operating
	2010	Income	Strategic
	Revenue	(as defined)	Revenue
	$ Millions

Threshold	$330.0	$25.0	$25.0
Target	$370.0	$44.1	$51.0
Maximum	$420.0	$74.0	$88.3

For performance between these levels, bonus payouts would be determined by straight line interpolation. No payments would be made under any component of the 2010 incentive plan, other than to the Vice President of Worldwide Sales, if non-GAAP operating income fell below $25 million.

We do not publicly disclose operating income targets or revenue targets for the current year because such information is an integral part of our business plan, and, as such, is highly confidential commercial and business information. In addition, we believe that the disclosure of such targets could be confusing and misleading to investors, as the Company does not provide annual revenue or operating income guidance to investors. Disclosing specific targets would provide competitors and other third parties with insights into our planning process and would therefore cause competitive harm.

The Compensation Committee believed that the 2010 bonus targets were challenging, but achievable, based on their review of the Company’s operating plan for 2010, their experience with respect to the Company’s historical performance in a business heavily dependent on the capital spending plans of a limited number of large customers and their assessment of the difficult economic environment which threatened to continue at the beginning of 2010. In 2010, the Company exceeded the target for both revenue and operating income and exceeded the threshold, but not the target, for strategic revenue. As a result, the incentive pool was funded at slightly in excess of 100% of the total targeted amount. Bonus payments from the 2010 incentive bonus plan were approved by the Compensation Committee and made to executive officer participants in March 2011, as disclosed in the Summary Compensation Table on page 30 of this Proxy Statement. All bonus amounts paid to NEOs with respect to 2010 were paid pursuant to the 2010 incentive bonus plan.

Equity Compensation Plans

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate employees, and particularly executive management, to make decisions that will, in the long run, deliver the best returns to stockholders, thus rewarding excellent long-term performance. Stock options have been historically granted when an employee, including an NEO, joins the Company, and on an annual basis thereafter. These stock options vest over a four year period and are granted at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The size of an initial stock option grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance, potential contributions, and, to a lesser extent, the vesting status of previously granted options. This approach is designed to align employees’ interests with stockholders’ interests over the long term, as no benefit is realized from the option grant unless the price of the Company’s common stock has increased over the number of years that the options vest.

The Compensation Committee awarded stock options to most employees, including NEOs, on an annual basis until 2009, when the use of stock options was replaced by restricted stock units for most non-executive employees. In prior years, the total pool of annual grants to be made to all employees, including NEOs, was determined principally by reference to guidelines published by shareholder advisory firms such as RiskMetrics (“RM”) and, in part, to historic practice. The guidelines generally refer to metrics such as total annual grants as a percentage of shares outstanding and total outstanding options as a percentage of fully diluted shares. Historically, the Compensation Committee has set the total pool of equity awards to result in the Company’s use of options being substantially lower than the guideline amounts.

In 2007, the Compensation Committee concluded that Harmonic should increase the equity component of officer compensation in order to protect the Company from the potential loss of executive talent to companies with more generous equity compensation policies. An analysis by Top Five, an executive compensation consulting firm, of equity awards at peer group companies was presented by management to the Compensation Committee. The Compensation Committee considered these data, reviewed it with Meyercord, and, in conjunction with other information, including experience with other public company equity compensation programs, the Compensation Committee concluded that it should increase both the total pool of option awards for 2007 and individual awards to each NEO. The Compensation Committee adopted the same policy in determining the total amount and distribution of 2008, 2009 and 2010 awards. In February 2010, the Compensation Committee approved the grant of a blend of restricted stock units and stock options to NEOs and certain other key employees and made the aggregate value of the awards consistent with approximately the 65th percentile of the peer group companies. In addition, the Compensation Committee desired to recognize the efforts of management, including the NEOs and selected key employees, in their execution of various strategic initiatives in 2009, in particular the integration of Scopus Video Networks following its acquisition in March 2009. Consequently, a special award of RSUs was made to each NEO and selected key employees in February 2010.

Executive officers are also eligible to participate in the Company’s 2002 Employee Stock Purchase Plan (ESPP). The ESPP is available on a broad basis to the Company’s employees. The ESPP allows eligible employees to purchase the Company’s common stock at a price equal to 85% of the lower of the fair market value at the beginning of a six month offering period or the fair market value at the end of the offering period, with the purchase amount limited to the lesser of 10% of base salary or 3,000 shares per offering period or as otherwise limited by applicable IRS regulations.

Financial Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“FASC Topic 718”) requires the Company to record a charge to earnings for equity compensation. However, the Compensation Committee believes that the Company should continue to operate its equity compensation plans in spite of the significant non-cash charges incurred by the Company as a result of the application of FASC Topic 718. The Compensation Committee continues to monitor the impact of the accounting standard on Harmonic’s earnings, changes in the design and operation of equity compensation plans by other companies, particularly those with whom the Company competes locally for employees, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. In order to mitigate the impact of this new standard on earnings, the Company has implemented changes to our option grant policy and ESPP structure that lessens the expense against earnings that the Company recognizes on these awards. The Company reduced the term of employee option grants from ten years to seven years for grants made on or after February 27, 2006. In addition, the Board of Directors and stockholders approved an amendment to the Company’s ESPP in 2006 to reduce the “look-back” feature from 24 months to six months. More recently, the Compensation Committee reviewed, with the assistance of Meyercord, equity grant practices by peer companies. Having noted a trend towards increasing use of restricted stock unit awards, rather than stock options, by many other companies, the Compensation Committee determined in early 2009 that, for new equity awards, it would award a preponderance of restricted stock units and limit the use of stock options. In 2009 and 2010, most employees who received equity awards, other than NEOs, received them in the form of restricted stock units, which practice generally results in lower and more predictable accounting charges.

The Compensation Committee continues to believe that broad-based equity plans reward long-term performance and remain an essential element of a competitive compensation package, as such plans are offered currently by most public and private technology companies in Silicon Valley with whom the Company competes for both executive and non-executive employees. Approximately 95% of employees currently hold stock options or restricted stock units, and approximately 67% of eligible employees are currently participating in the Company’s ESPP.

Equity Compensation Grant Practice

The Compensation Committee approves all stock option or restricted stock unit grants, except for certain grants made to non-executive employees in the ordinary course of business, for which it has delegated authority to the CEO, within pre-approved parameters, pursuant to an Employee Equity Issuance Policy, and the Compensation Committee reviews all grants made pursuant to the Employee Equity Issuance Policy. Initial hire grants of stock options that are within the CEO’s approved range are made on the first Friday following the employee’s start date, initial hire grants of restricted stock units are made on the second Friday of each month, and any other grants made by the CEO pursuant to authority granted by the Compensation Committee are made on Fridays of the week of such grant. Stock options are granted at 100% of the closing price of our stock on the NASDAQ Global Select Market on the date of grant.

Initial hire grants that are for executives reporting to the CEO or grants which are above the CEO’s approved range are approved by the Compensation Committee, with the grant date being the day of approval by the Compensation Committee and, if in the form of a stock option, the exercise price being the closing price of the stock on the NASDAQ Global Select Market on that date. The initial grants are effective as of the date of grant, with vesting generally beginning on the date of commencement of employment. Annual grants are usually made in the first half of the year, and in 2010, these grants were made in February. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of stock options or restricted stock units with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of our new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months in advance for the calendar year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including NEOs, other than a 401(k) deferred compensation plan which is open to all regular, full-time U.S. employees.

The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2008 and 2007. Matching contributions were suspended throughout 2009 and 2010 and to date, as a result of the economic recession and its impact on the Company’s financial performance in 2009 and 2010 and also based on our perception that matching contributions are not competitively necessary. NEOs were eligible for these matching contributions on the same basis as other plan participants. Details of Company contributions for executives in 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 30 of this Proxy Statement. The Compensation Committee reviews regularly the performance of, and changes to, the 401(k) plan.

Change-of-Control Agreements

The Company does not have employment agreements with any of its NEOs. However, as a historical practice, it has generally provided change of control severance agreements to its NEOs. These agreements are designed to incentivize continuing service to the Company by NEOs in the event that the Company may be in discussions regarding strategic transactions and to provide short-term benefits in the event that a NEO’s position is eliminated or responsibilities or compensation are reduced following a change of control.

As of April 25, 2011, the Company had entered into change of control severance agreements with each of its NEOs. Under the terms of the respective NEO’s change of control severance agreement, in the event of termination of the NEO other than for cause (as defined in the relevant change of control severance agreement) within 18 months following a change in control of the Company, the NEO’s will be entitled to certain payments. Mr. Harshman, the Company’s President and Chief Executive Officer, will receive a lump-sum payment of twice his annual salary, an amount equal to twice the greater of 50% of his then annual target bonus and the average of the actual bonus paid to him in each of the two prior years, and a continuation of his health, dental, and life insurance benefits for up to one year after the change of control. The other NEOs will receive a lump-sum payment of one year’s salary, an amount equal to the greater of 50% of the NEO’s then annual target bonus and the average of the actual bonus paid to the NEO in each of the two prior years, and a continuation of the NEO’s health, dental and life insurance benefits for up to one year after the change of control. These agreements also provide for out-placement assistance and the full acceleration of unvested stock options and any restricted stock awards held by the respective NEO in the event of such termination, subject to certain limitations.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are available to all regular, full-time U.S. employees of the Company on the same basis, and similar benefits are provided to most employees in other countries. All NEOs have access to a supplemental medical plan which provides coverage of additional out-of-pocket medical costs up to an annual limit of $15,000. Management periodically reviews the level of benefits provided to all employees and adjusts those levels as appropriate. Company payments for NEOs pursuant to these other elements of compensation in 2010, 2009 and 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 30 of this Proxy Statement.

Approvals

In February 2010, the Compensation Committee approved the 2010 cash incentive compensation for all NEOs. The Company’s CEO was not present during the portion of the meetings during which his compensation was discussed and approved. Equity compensation awards were also approved by the Compensation Committee in February 2010.

Stock Ownership Guidelines

The Company currently has no stock ownership guidelines for its NEOs.

Financial Restatements

The Company has never restated its financial statements and does not have an established practice regarding the adjustment of bonus payments if the performance measures on which they were based are restated in a manner that would change the amount of an award.

Section 162(m)

We have considered the potential future effects of Section 162(m) of the Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless such compensation is performance based. For 2010, no executive officer received compensation subject to Section 162(m) in excess of $1.0 million. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation

The Compensation and Equity Ownership Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Compensation and Equity Ownership Committee

David R. Van Valkenburg
E. Floyd Kvamme
William Reddersen

The information contained above under the captions “Report of the Audit Committee of the Board of Directors” and “Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference to such filing.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table (“SCT”) sets forth summary information concerning the compensation earned by our Named Executive Officers (“NEOs”), including Patrick J. Harshman, our President and Chief Executive Officer, Carolyn V. Aver, our Chief Financial Officer, Robin N. Dickson, our former Chief Financial Officer, and the four most highly compensated executive officers of the Company in 2010, in each case for services to our Company, in all capacities, during the fiscal years ended December 31, 2010, 2009 and 2008:

					Non-Equity
					Incentive
			Stock	Option	Plan	All
Name & Principal Position	Year	Salary	Awards(3)	Awards(3)	Compensation(4)	Other(5)	Total

Patrick J. Harshman,	2010	$450,000	$769,200	$619,496	$454,950	$17,742	$2,311,388
President & Chief Executive Officer	2009	450,000	591,150	555,204	101,520	20,457	1,718,331
	2008	445,000	—	753,580	536,498	24,312	1,759,390
Carolyn V. Aver,	2010	186,250	630,300	608,520	117,950	7,442	1,550,462
Chief Financial Officer(1)	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
Robin N. Dickson,	2010	224,654	32,050	—	—	30,971	287,675
Chief Financial Officer(1)	2009	330,000	216,755	203,575	55,836	16,549	822,715
	2008	330,000	—	376,790	297,832	19,164	1,023,786
Nimrod Ben-Natan,	2010	240,000	310,885	247,798	147,427	22,833	968,943
Vice President, Product Marketing,	2009	240,000	197,050	185,068	40,608	19,217	681,943
Solutions & Strategy	2008	239,865	—	376,790	216,605	20,454	853,714
Charles Bonasera,	2010	250,000	310,885	247,798	151,650	18,479	978,812
Vice President, Operations and Quality	2009	245,385	197,050	185,068	41,454	20,841	689,798
	2008	239,885	—	376,790	216,605	20,711	853,991
Mark Carrington,	2010	225,577	387,940	357,534	157,243	5,737	1,134,031
Vice President, Worldwide Sales(2)	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—
Neven Haltmayer,	2010	250,000	310,885	247,798	153,570	17,479	979,732
Vice President, Research & Development	2009	245,192	236,460	222,082	42,300	21,370	767,404
	2008	249,923	—	376,790	225,630	24,890	877,233

(1)	Ms. Aver joined the Company as its Chief Financial Officer in June 2010, and at which time Mr. Dickson ceased acting in such capacity. Mr. Dickson retired from all capacities with the Company in August 2010.

(2)	Mr. Carrington became Vice President, Services and Support in January 2010 and Vice President, Worldwide Sales in November 2010.

(3)	The amounts in this column represent the fair value of the restricted stock unit award or option award, as applicable, on the grant date, computed in accordance with applicable accounting standards and do not reflect actual amounts paid or received by any officer. See Note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the assumptions made in our valuation of equity awards.

(4)	The amounts in this column represent payments made in February 2011, 2010 and 2009 under our 2010, 2009 and 2008 incentive bonus plans, respectively.

(5)	The amounts in this column represent car allowances, group life insurance premiums, 401(k) matching contributions, medical and dental plan premiums and reimbursement of certain medical costs under two supplemental plans. For Mr. Dickson, it is also includes the value of unused vacation time paid upon his retirement from the Company.

GRANT OF PLAN-BASED AWARDS

The following table summarizes certain information regarding non-equity and equity plan-based awards granted by Harmonic to the NEOs in 2010:

						All Other
					All Other	Option
					Stock	Awards:
	Grant Date				Awards:	Number of	Exercise	Closing	Grant Date
	for Equity	Estimated Future Payouts Under			Number of	Securities	Price of	Price on	Fair Value
	Based	Non-Equity Incentive Plan Awards(3)			Shares of	Underlying	Option	Grant	of Option
Name	Awards	Threshold	Target	Maximum	Stock(4)	Options(5)	Awards(6)	Date	Awards(7)

Patrick J. Harshman	2/19/10	$—	$450,000	$900,000	120,000	195,000	$6.41	$6.41	$619,496
Carolyn V. Aver(1)	6/1/10	—	116,667	233,333	110,000	220,000	5.73	5.73	608,520
Robin N. Dickson	2/19/10	—	—	—	5,000	—	—	—	—
Nimrod Ben-Natan	2/19/10	—	144,000	288,000	48,500	78,000	6.41	6.41	247,798
Charles Bonasera	2/19/10	—	150,000	300,000	48,500	78,000	6.41	6.41	247,798
Mark Carrington(2)	1/4/10	—	135,040	204,892	30,000	60,000	6.56	6.56	195,072
	2/19/10				14,000	26,000	6.41	6.41	82,599
	11/30/10				15,000	25,000	6.76	6.76	79,863
Neven Haltmayer	2/19/10	—	150,000	300,000	48,500	78,000	6.41	6.41	247,798

(1)	Ms. Aver became Chief Financial Officer in June 2010; accordingly, her estimated annual incentive plan award is prorated from that date.

(2)	Mr. Carrington became Vice President, Services and Support in January 2010, with an incentive plan award target of $115,000, and Vice President, Worldwide Sales in November 2010, with an incentive plan award target of $235,000; accordingly, his estimated annual incentive plan award is prorated as of November 1, 2010.

(3)	The estimated future payouts under non-equity incentive plans refers to potential payouts under our 2010 incentive bonus plan. The goals for the 2010 bonus plan were approved by the Compensation Committee in February 2010. The actual payout amounts for each executive officer were reviewed and approved by the Compensation Committee and the Board of Directors in February 2011 upon availability of financial results for 2010 and are included in the Summary Compensation Table on page 30 of this Proxy Statement.

(4)	Restricted stock units granted to executive officers during 2010 vest 25% upon completion of 12 months service and 1/8 per six-month period thereafter.

(5)	Options granted to executive officers during 2010 expire 7 years from the date of grant and vest 25% upon completion of 12 months service and 1/48 per month thereafter.

(6)	The exercise price for option grants is the fair market value of the Company’s stock on the date of grant.

(7)	This amount represents the fair value of the award on the grant date, and is determined according to applicable accounting standards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The option exercise price has not been deducted from these amounts. The actual value of the option will depend upon the market value of Harmonic’s common stock at the time the option is exercised. The grant date fair market value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

Assumption	2010 Rate	2009 Rate

Average risk free interest rate	2.4%	1.7%
Average expected term (year)	4.75	4.75
Average expected volatility	56%	60%

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2010

The following table summarizes stock options outstanding as of December 31, 2010 for each of the NEOs:

	Outstanding Equity Awards at December 31, 2010
						Number of		Number of
						Securities		Securities
						Underlying		Underlying
	Vesting	Number of		Value of	Stock	Unexercised		Unexercised	Option	Option
	Commencement	Shares Not		Shares Not	Options	Options (#		Options (#	Exercise	Expiration
Name	Date(1)	Vested		Vested(2)	Outstanding	Exercisable)(3)		Unexercisable)	Price	Date

Patrick J. Harshman	1/26/01				40,000	40,000		—	$9.13	1/26/11
	1/23/02				45,000	45,000		—	10.40	1/23/12
	1/28/03				21,326	21,326		—	3.46	1/28/13
	2/27/06				80,000	80,000		—	5.87	2/27/13
	5/4/06				150,000	150,000		—	5.14	5/4/13
	1/20/04				50,000	50,000		—	9.29	1/20/14
	5/1/07				200,000	183,333	(16)	16,667	8.20	5/1/14
	5/3/05				48,674	48,674		—	5.86	5/3/15
	4/1/08				200,000	133,333	(17)	66,667	8.17	5/15/15
	2/15/09				195,000	89,375	(18)	105,625	5.63	2/24/16
	2/15/10				195,000	—	(19)	195,000	6.41	2/19/17
	2/15/09	65,625	(4)	562,406
	2/15/10	—	(5)	—
	2/15/10	105,000	(6)	899,850
Carolyn V. Aver	6/1/10				220,000	—	(20)	220,000	5.73	6/1/17
	6/1/10	110,000	(7)	942,700
Robin N. Dickson	2/27/06				50,000	50,000		—	5.87	2/27/13
	1/20/04				40,000	40,000		—	9.29	8/31/13
	4/1/07				58,332	58,332		—	8.20	8/31/13
	5/3/05				50,000	50,000		—	5.86	8/31/13
	4/1/08				58,333	58,333		—	8.17	8/31/13
	2/15/09				26,812	26,812		—	5.63	8/31/13
	2/15/10	—	(8)	—
Nimrod Ben-Natan	1/26/01				10,000	10,000			9.13	1/26/11
	1/23/02				13,000	13,000			10.40	1/23/12
	2/27/06				18,087	18,087			5.87	2/27/13
	1/14/04				3,278	3,278			8.93	1/14/14
	4/1/07				70,000	64,166	(21)	5,834	8.20	5/1/14
	5/3/05				4,750	4,750			5.86	5/3/15
	4/1/08				100,000	66,666	(22)	33,334	8.17	5/15/15
	2/15/09				65,000	29,791	(23)	35,209	5.63	2/24/16
	2/15/10				78,000	—	(24)	78,000	6.41	2/19/17
	2/15/09	21,875	(9)	187,469
	2/15/10	—	(10)	—
	2/15/10	42,000	(11)	359,940
Charles Bonasera	11/6/06				25,000	25,000			8.38	11/6/13
	4/1/07				45,000	41,250		3,750	8.20	5/1/14
	4/1/08				100,000	66,666	(22)	33,334	8.17	5/15/15
	2/15/09				65,000	29,791	(23)	35,209	5.63	2/24/16
	2/15/10				78,000	—	(24)	78,000	6.41	2/19/17
	2/15/09	21,875	(9)	187,469
	2/15/10	—	(10)	—
	2/15/10	42,000	(11)	359,940
Mark Carrington	1/4/10				60,000	—	(25)	60,000	6.56	1/4/17
	2/15/10				26,000	—	(26)	26,000	6.41	2/19/17
	11/15/10				25,000	—	(27)	25,000	6.76	11/30/17
	1/4/10	30,000	(12)	257,100
	2/15/10	14,000	(13)	119,980
	11/15/10	15,000	(14)	128,550
Neven Haltmayer	2/27/06				45,000	45,000		—	5.87	2/27/13
	1/14/04				8,000	8,000		—	8.93	1/14/14
	4/1/07				70,000	64,166	(21)	5,834	8.20	5/1/14
	5/3/2005				11,000	11,000		—	5.86	5/3/15
	4/1/2008				100,000	66,666	(22)	33,334	8.17	5/15/15
	2/15/2009				78,000	35,750		42,250	5.63	2/24/16
	2/15/2010				78,000	—	(24)	78,000	6.41	2/19/17
	2/15/2009	26,250	(15)	224,963
	2/15/2010	—	(10)	—
	2/15/2010	42,000	(11)	359,940

(1)	Under our Stock Plan, our restricted stock unit awards generally vest 25% upon completion of 12 months service and 1/8 per six month period thereafter, contingent upon continued employment. Exceptions to this vesting are identified in footnotes 4, 7 and 9 below.

(2)	The value of the shares not vested is the number of shares multiplied by $8.57, the closing price of the Company’s stock on December 31, 2010.

(3)	Under our Stock Plan, these options vest 25% upon completion of 12 months service and 1/48 per month thereafter and expire after seven years or ten years from date of grant, contingent upon continued employment.

(4)	As of December 31, 2010, 39,375 shares subject to this restricted stock unit award were vested, 13,125 shares will vest on February 15, 2011, and an additional 13,125 shares will vest at six-month intervals thereafter until all shares are vested.

(5)	As of December 31, 2010, the 15,000 shares subject to this restricted stock unit award were vested.

(6)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested, 26,250 shares will vest on February 15, 2011, and an additional 13,125 shares will vest at six-month intervals thereafter until all shares are vested.

(7)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested. 27,500 shares will vest on May 15, 2011, and an additional 13,750 shares will vest at six-month intervals thereafter until all shares are vested.

(8)	As of December 31, 2010, the 5,000 shares subject to this restricted stock unit award were vested.

(9)	As of December 31, 2010, 13,125 shares subject to this restricted stock unit award were vested, 4,375 shares will vest on February 15, 2011, and an additional 4,375 shares will vest at six-month intervals thereafter until all shares are vested.

(10)	As of December 31, 2010, the 6,500 shares subject to this restricted stock unit award were vested.

(11)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested, 10,500 shares will vest on February 15, 2011, and an additional 5,250 shares will vest at six-month intervals thereafter until all shares are vested.

(12)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested, 8,400 shares will vest on February 15, 2011, and an additional 3,600 shares will vest at six-month intervals thereafter until all shares are vested.

(13)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested, 3,500 shares will vest on February 15, 2011, and an additional 1,750 shares will vest at six-month intervals thereafter until all shares are vested.

(14)	As of December 31, 2010, no shares subject to this restricted stock unit award were vested, 3,750 shares will vest on November 15, 2011, and an additional 1,875 shares will vest at six-month intervals thereafter until all shares are vested.

(15)	As of December 31, 2010, 15,750 shares subject to this restricted stock unit award were vested, 5,250 shares will vest on February 15, 2011, and an additional 5,250 shares will vest at six-month intervals thereafter until all shares are vested.

(16)	As of December 31, 2010, 183,333 shares subject to this option were vested and an additional 4,167 shares will vest monthly thereafter until all shares are vested.

(17)	As of December 31, 2010, 133,333 shares subject to this option were vested and an additional 4,167 shares will vest monthly thereafter until all shares are vested.

(18)	As of December 31, 2010, 89,375 shares subject to this option were vested and an additional 4,062 shares will vest monthly thereafter until all shares are vested.

(19)	As of December 31, 2010, no shares subject to this option were vested, 48,750 shares will vest on February 15, 2011, and an additional 4,062 shares will vest monthly thereafter until all shares are vested.

(20)	As of December 31, 2010, no shares subject to this option were vested, 55,000 shares will vest on May 15, 2011, and an additional 4,584 shares will vest monthly thereafter until all shares are vested

(21)	As of December 31, 2010, 64,166 shares subject to this option were vested and an additional 1,458 shares subject to this option will vest monthly thereafter until all shares are vested.

(22)	As of December 31, 2010, 66,666 shares subject to this option were vested and an additional 2,084 shares will vest monthly thereafter until all shares are vested.

(23)	As of December 31, 2010, 29,791 shares subject to this option were vested and an additional 2,084 shares will vest monthly thereafter until all shares are vested.

(24)	As of December 31, 2010, no shares subject to this option were vested, 19,500 shares will vest on February 15, 2011, and an additional 1,625 shares will vest monthly thereafter until all shares are vested

(25)	As of December 31, 2010, no shares subject to this option were vested, 15,000 shares will vest on January 4, 2011, and an additional 1,250 shares will vest monthly thereafter until all shares are vested.

(26)	As of December 31, 2010, no shares subject to this option were vested, 6,500 shares will vest on February 15, 2011, and an additional 542 shares will vest monthly thereafter until all shares are vested.

(27)	As of December 31, 2010, no shares subject to this option were vested, 6,250 shares will vest on November 15, 2011, and an additional 521 shares will vest monthly thereafter until all shares are vested.

OPTIONS EXERCISED DURING 2010

The following table summarizes the options exercised, during the year ended December 31, 2010, by our NEO’s and the value realized upon exercise (which is the number of shares under each option exercised multiplied by (a) the closing price of the Company’s stock on the day of exercise, less (b) the exercise price of the respective option):

	Option Awards
	Number of Shares
	Acquired Upon	Value Realized
Name	Exercise	Upon Exercise ($)

Robin N. Dickson	37,028	$95,156

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

There are no pension or retirement benefit plans for any of the NEOs, other than a 401(k) deferred compensation plan which is available to all regular, full-time U.S. employees of the Company. The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2008. Matching contributions were suspended at the beginning of 2009. Details of Company contributions for NEOs are included in the “All Other Compensation” column in the Summary Compensation Table on page 30 of this Proxy Statement.

CHANGE-OF-CONTROL AGREEMENTS

The Company does not have employment agreements with any of its NEOs. As of April 25, 2011, the Company had entered into change of control severance agreements with each of the NEO’s. Based on a hypothetical termination date of December 31, 2010, the respective amounts paid to the NEOs in the event of a change of control would have been:

			Value of	Value of
			Unvested	Unvested
			Restricted	Stock
Name	Salary ($)	Bonus ($)	Stock(1)(2)	Options(1)(2)	Other(3)	Total(4)

Patrick J. Harshman	$900,000	$556,470	$1,462,256	$764,571	$20,394	$3,703,691
Carolyn V. Aver	325,000	100,000	942,700	624,800	20,615	2,013,115
Nimrod Ben-Natan	240,000	94,018	547,409	287,487	20,256	1,189,169
Charles Bonasera	250,000	96,552	547,409	286,716	20,615	1,201,291
Mark Carrington	235,000	117,500	505,630	222,010	20,615	1,100,755
Neven Haltmayer	250,000	97,935	584,903	308,187	20,394	1,261,419

(1)	The amounts in this column represent the value which would have been realized by the acceleration of restricted stock units and unvested stock options, calculated by, in the case of options, multiplying the number of shares subject to acceleration by the difference between $8.57, the closing price of the Company’s stock on December 31, 2010 and the exercise price of the respective option. The value of RSUs is the number of shares multiplied by the closing price of the Company’s stock on December 31, 2010.

(2)	The Company’s change of control severance agreements have a provision that all unvested restricted stock and options will be fully accelerated upon a change of control.

(3)	The amounts in the column “Other” represent the maximum cost of continuing health, dental and life insurance benefits and outplacement fees.

(4)	The Company’s change of control severance agreements have a provision that payments will either be made in full, with the executive paying any applicable Section 280G excise taxes, or the payments will be reduced to a level that does not trigger the Section 280G excise tax, whichever results in a greater amount. The amounts shown in the table assume that the executive would elect to receive full payment and pay any applicable excise taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Equity Ownership Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EQUITY PLAN INFORMATION AS OF DECEMBER 31, 2010

(c)
Number of
	(a)		Securities Remaining
	Number of	(b)	Available for Future
	Securities to be	Weighted-Average	Issuance under Equity
	Issued upon	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights(3)	and Rights(4)(5)	Column(a))

Equity plans approved by security holders(1)(2)	13,131,686	$5.57	12,223,603

(1)	All of the Company’s equity compensation plans have been approved by stockholders.

(2)	This includes information, as of December 31, 2010, regarding the 1995 Stock Plan, the 2002 Director Stock Plan and the 2002 Employee Stock Purchase Plan.

(3)	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards.

(4)	This column does not reflect the price of shares underlying the assumed options referred to in footnote (3) of this table.

(5)	The weighted average exercise price of outstanding options, warrants and rights, excluding the Company’s unvested restricted stock units for which there is no exercise consideration, is $7.53.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of the Record Date, April 25, 2011, by (i) each beneficial owner of more than 5% of the Company’s common stock; (ii) each director and each nominee to the Company’s Board of Directors; (iii) each NEO; and (iv) all of the Company’s current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The addresses for each of the directors, nominees for director and named executive officers of the Company is c/o Harmonic Inc., 4300 North First Street, San Jose, California 95134.

Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)

BlackRock Inc., 40 East 52nd Street, New York, NY 10022(2)	9,466,677	8.25%
Lewis Solomon(3)	120,959	*
Harold Covert(4)	66,959	*
Patrick Gallagher(5)	66,959	*
E. Floyd Kvamme(6)	585,643	*
Anthony J. Ley(7)	698,001	*
William F. Reddersen(8)	116,959	*
David R. Van Valkenburg(9)	140,959	*
Patrick J. Harshman(10)	1,030,549	*
Carolyn V. Aver(11)	82,500	*
Robin N. Dickson(12)	379,744	*
Nimrod Ben-Natan(13)	39,957	*
Charles Bonasera(14)	164,785	*
Mark Carrington(15)	37,494	*
Neven Haltmayer(16)	245,018	*
All directors and executive officers as a group (12 persons)(17)	3,356,785	2.87%

*	Percentage of shares beneficially owned is less than one percent of total.

(1)	The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity is based on 114,791,066 shares of common stock outstanding on April 25, 2011. Shares of common stock subject to stock options which are currently exercisable or will become exercisable, and restricted stock units which are currently vested or will become vested, within 60 days of April 25, 2011 are deemed outstanding for purposes of computing the percentage of the person or group holding such options or restricted stock units, but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock Inc. and other reporting persons named therein, all of which are subsidiaries of BlackRock Inc., and includes all shares beneficially held by BlackRock Inc. and its subsidiaries.

(3)	Includes 84,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(4)	Includes 30,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(5)	Includes 30,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(6)	Includes 80,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(7)	Includes 319,998 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(8)	Includes 80,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(9)	Includes 84,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(10)	Includes 932,083 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(11)	Includes 82,500 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(12)	Includes 283,477 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(13)	Includes 39,957 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(14)	Includes 164,785 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(15)	Includes 29,916 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(16)	Includes 235,001 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011.

(17)	Includes 2,152,283 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 25, 2011. Neither Mr. Dickson nor Mr. Ben-Natan were executive officers at December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the NASDAQ Global Select Market. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 2010, all filing requirements applicable to its officers, directors and 10% stockholders were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is Harmonic’s policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in the Company’s Code of Business Conduct and Ethics, which is posted on our website. All related party transactions must be reviewed and approved by the Company’s Audit Committee.

Except for the compensation agreements and other arrangements that are described under “Executive Compensation and Additional Information” and “Change of Control,” there was not during 2010, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s Audit Committee has the responsibility to review proposed related party transactions for potential conflicts of interest and to approve all such transactions in advance.

OTHER MATTERS

The Company knows of no other matters to be submitted for stockholder action at the 2010 Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,
Carolyn V. Aver
Secretary

Dated: May 2, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET
http://www.proxyvoting.com/hlit
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment
95570	95573
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS SPECIFIED HEREON. THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 4 AND 5 AND “1 YEAR” ON PROPOSAL 3 IF NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED BY THE NAMED PROXIES IN THEIR DISCRETION ON OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Please mark your votes as indicated in this example	☒
The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal Nos. 1, 2, 4 and 5 and “1 YEAR” on Proposal 3.

			FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL

1.	To elect eight directors to serve until the earlier of the 2012 Annual Stockholders Meeting or until their successors are elected and duly qualified.		☐	☐	☐

	01 Patrick J. Harshman	05 E. Floyd Kvamme
	02 Lewis Solomon	06 Anthony J. Ley
	03 Harold Covert	07 William F. Reddersen
	04 Patrick Gallagher	08 David R. Van Valkenburg
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN

2.	To approve, on an advisory basis, compensation of the named executive officers.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3.	To approve, on an advisory basis, the frequency of an advisory vote on compensation of the named executive officers. ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,000,000 shares.	☐	☐	☐

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.	☐	☐	☐
Please complete, sign and date this proxy and return promptly in the enclosed envelope.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Harmonic Inc. account online.
Access your Harmonic Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Harmonic Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-311-5582

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/hlit
▼ FOLD AND DETACH HERE ▼
HARMONIC INC.
4300 N First Street
San Jose, CA 94134
PROXY FOR AN
ANNUAL MEETING OF STOCKHOLDERS
June 22, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Patrick J. Harshman and Carolyn V. Aver, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc. held of record April 25, 2011 by the undersigned at the Annual Meeting of Stockholders of Harmonic Inc. to be held at the Company’s offices located at 4300 N. First Street, San Jose, California, on June 22, 2011 at 2:00 P.M. Pacific Time, or at any adjournment thereof.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated May 2, 2011, and a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Fulfillment
(Continued and to be marked, dated and signed, on the other side)	95570	95573